UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
SCHEDULE 14A	Estimated average burden hours per response......... 12.75

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

Hecla Mining Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

SEC 1913 (03-04) Persons who are to respond to the Collection of information contained in this form are not required to respond unless the form displays a currently valid OMB cotrol number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

March 29, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Hecla Mining Company, which will be held at the Elk’s Temple BPOE No. 331 located at 419 Cedar, Wallace, Idaho, on Friday, May 6, 2005, at 9 a.m., Pacific Daylight Time. Driving directions to the Elk’s Temple can be found on the inside of the back cover of this document.

In addition to the election of one director, common shareholders will be asked to consider and approve an amendment to the Corporation’s existing Stock Plan for Nonemployee Directors. The preferred shareholders will be asked to elect two directors. In addition, reports of the Corporation’s operations and other matters of interest will be made at the meeting. For information with respect to these matters, please refer to the Notice of Meeting and Proxy Statement.

It is important that your shares be represented at the meeting whether or not you are personally able to attend. You may vote over the Internet, by telephone or by mail. If voting by mail, please complete the enclosed appropriate proxy card for either common shareholders or preferred shareholders, and mail it in the enclosed postage-paid envelope as promptly as possible. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting of Shareholders if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Sincerely,

Phillips S. Baker, Jr.
President and Chief Executive Officer

You may elect to receive future notices of meetings, proxy materials and annual reports electronically via the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. If you have not yet enrolled in Hecla’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Hecla to send your proxy statement and annual report materials. Participation instructions are set forth in the enclosed flyer. When next year’s proxy statement and annual report materials are available, you will be sent an e-mail telling you how to access them electronically.

HECLA MINING COMPANY
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
May 6, 2005

To the Shareholders of
HECLA MINING COMPANY

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hecla Mining Company (the “Corporation”) will be held at the Elk’s Temple BPOE No. 331 located at 419 Cedar in Wallace, Idaho, on Friday, May 6, 2005, at 9 a.m., Pacific Daylight Time, for the following purposes:

For Common Shareholders:

(1)  To elect one member of the Board of Directors of the Corporation to serve for a three-year term or until his respective successor is elected and has qualified;

(2)  To consider and vote upon a proposed amendment to the Corporation’s Stock Plan for Nonemployee Directors to change the number of shares of common stock to be delivered to each nonemployee director annually by dividing $24,000 by the average closing price for the Corporation’s common stock on the New York Stock Exchange for the prior calendar year; and

(3)  To transact such other business as may properly come before the Annual Meeting of Shareholders or any postponements or adjournments thereof.

For Preferred Shareholders:

(1)  To elect two members to the Board of Directors of the Corporation to serve for three-year terms or such earlier date as described in the Proxy Statement.

The close of business on March 10, 2005, has been fixed as the record date for the determination of the common and preferred shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders and at any postponements or adjournments thereof.

By Order of the Board of Directors

Michael B. White
Corporate Secretary

March 29, 2005

HECLA MINING COMPANY
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
208-769-4100

PROXY STATEMENT
Relating to
ANNUAL MEETING OF SHAREHOLDERS
to be held on May 6, 2005

INTRODUCTION

This Proxy Statement is being furnished by the Board of Directors (the “Board”) of Hecla Mining Company, a Delaware corporation (the “Corporation”), to holders of shares of the Corporation’s common stock, par value $0.25 per share (the “Common Stock”), and to holders of shares of Series B Cumulative Convertible Preferred Stock (the “Preferred Stock”) in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Friday, May 6, 2005, and any postponements or adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

These proxy solicitation materials, together with the Corporation’s 2004 Annual Report to Shareholders, were mailed on or about March 29, 2005, to all common and preferred shareholders entitled to vote at the Annual Meeting.

VOTING AT ANNUAL MEETING

Record Date

The Corporation’s Board has fixed the close of business on March 10, 2005, as the record date (the “Record Date”) for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. You will be entitled to vote your shares of the Corporation’s Common Stock and Preferred Stock at the Annual Meeting if you were a shareholder of record on the Record Date. As of the Record Date, there were 118,393,842 shares of Common Stock (which number does not include shares held by us as treasury shares) issued and outstanding entitled to vote, and 157,816 shares of Preferred Stock issued and outstanding entitled to vote.

How to Vote Your Shares

You can vote your shares either by attending the Annual Meeting and voting in person, by Internet, by telephone or by returning the enclosed proxy card. If you choose to vote by proxy, please complete, date, sign and return the enclosed appropriate proxy card for either common shareholders or preferred shareholders. The proxies named in the enclosed proxy card (Arthur Brown and Michael B. White) will vote your shares as you have instructed. You may authorize the proxies to vote your shares in favor of each of the proposals contained in this Proxy Statement by simply signing and returning the enclosed appropriate proxy card without indicating how your votes should be cast. If you vote by Internet or by telephone, please follow the directions on the proxy card regarding each of these voting options.

Quorum; Abstentions; Broker Non-votes

A majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business by common shareholders. A majority of the outstanding shares of Preferred Stock will constitute a quorum for the transaction of business by preferred shareholders. The shareholders of record on the Record

Date of the shares of Common Stock and Preferred Stock entitled to vote at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote of that class of shares at the Annual Meeting. Directors are elected by a majority of the votes cast by the holders of the Common Stock or Preferred Stock, as the case may be, at a meeting at which a quorum is present. Consequently, any shares not voted (whether by abstentions, broker non-votes or otherwise) have the same impact as a vote to withhold authority in the election of directors.

For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the same effect as a vote against that matter.

If you hold your shares in “street name” through a broker or other nominee, under New York Stock Exchange rules, your broker may vote your shares, even without your action, for uncontested elections of directors, but may not vote your shares on the proposal relating to the Stock Plan for Nonemployee Directors without action by you. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on that matter and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum. The number of nominees for Directors to be elected by holders of Preferred Stock exceeds the number of such directorships. If there is a solicitation in opposition to this proxy solicitation, your broker may be unable to vote your shares of Preferred Stock on the election of directors by holders of Preferred Stock without your instruction.

Discretionary Voting by Proxies on Other Matters

Aside from the election of one director and the amendment to the Stock Plan for Nonemployee Directors by common shareholders, and the election of two directors by preferred shareholders, we do not know of any other proposal that may be presented at the Annual Meeting. However, if another matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Expenses of Solicitation

The Corporation will bear all the costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing this Proxy Statement and accompanying material to common and preferred shareholders. In addition to the solicitation of proxies by use of the mail, the directors, officers and employees of the Corporation, without additional compensation, may solicit proxies personally or by telephone or otherwise. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of the shares of Common Stock and Preferred Stock held by such persons, and the Corporation will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities.

In addition, the Corporation has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of votes for directors elected by preferred shareholders and the solicitation of votes for the amendment to the Stock Plan for Nonemployee Directors by common shareholders for a fee of $7,500, plus expenses.

Shareholders Sharing the Same Surname and Address

In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions, receive only one copy of our annual report and Proxy Statement. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report and/or Proxy Statement mailed to you, please call or write us at our corporate offices, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, Attn: Investor Relations, telephone number: (208) 769-4100. If you want to receive separate copies of the Proxy Statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

Common Shareholder Proxies

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on any proxy, the shares represented by such proxy will be voted: (1) FOR the election of one nominee for election as director; (2) FOR the approval of the amendment to the Stock Plan for Nonemployee Directors; and (3) in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting. A common shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Annual Meeting by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Corporation or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting will not, in itself, be sufficient to revoke a proxy.

Preferred Shareholder Proxies

Shares of Preferred Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on any proxy, the shares represented by such proxy will be voted FOR the election of Mr. David J. Christensen and Dr. Anthony P. Taylor for directors. A preferred shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Annual Meeting by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Corporation or by attending the Annual Meeting and voting in person. Attendance in person at the Annual Meeting will not, in itself, be sufficient to revoke a proxy.

PURPOSES OF ANNUAL MEETING FOR COMMON SHAREHOLDERS

Election of Director

At the Annual Meeting, common shareholders entitled to vote will be asked to consider and to take action on the election of one director to the Corporation’s Board, to serve for a three-year term. See “Election of Director by Common Shareholders.”

Amendment to Stock Plan for Nonemployee Directors

At the Annual Meeting, common shareholders will be asked to consider and take action on a proposed amendment to the Corporation’s Stock Plan for Nonemployee Directors to change the number of shares of Common Stock to be delivered to each nonemployee director annually from the number of shares that results from dividing $10,000 by the average closing price for the Corporation’s Common Stock on the New York Stock Exchange for the prior calendar year, to the number of shares that results from dividing $24,000 by the average closing price for the Corporation’s Common Stock on the New York Stock Exchange for the prior calendar year. See “Amendment to Stock Plan for Nonemployee Directors.”

PURPOSE OF ANNUAL MEETING FOR PREFERRED SHAREHOLDERS

Election of Directors

At the Annual Meeting, preferred shareholders entitled to vote will be asked to consider and take action on the election of two directors to the Corporation’s Board, each to serve for a three-year term or until their term is earlier terminated in accordance with the Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Preferred Stock. See “Election of Directors by Preferred Shareholders.”

ELECTION OF DIRECTOR BY COMMON SHAREHOLDERS

The authorized number of directors elected by the common shareholders of the Corporation is currently seven. In addition, two directors are to be elected at this Annual Meeting by the preferred shareholders in accordance with the Certificate of Designations of Preferred Stock. In accordance with the Corporation’s Certificate of Incorporation, its Board is divided into three classes. The terms of office of the directors in each of such classes expire at different times. Mr. Baker’s term will expire at the Annual Meeting of Shareholders. Mr. Baker has been designated by the Board of the Corporation as a nominee for election as a director of the Corporation for a three-year term expiring in 2008.

Mr. Joe Coors, Jr. resigned from the Board in February 2005. Mr. Coors’ term would have expired in 2006. Pursuant to the provisions of the Corporation’s By-Laws, the Board is entitled to appoint a replacement director to take the place of Mr. Coors. On February 25, 2005, the Board appointed George R. Nethercutt, Jr. to fill the vacancy created by the resignation of Mr. Coors. Mr. Nethercutt’s term will expire at the Annual Meeting of Shareholders in 2006. The terms of Messrs. Arthur Brown and John E. Clute will also expire in 2006. The terms of Messrs. Ted Crumley, Charles L. McAlpine and Jorge E. Ordoñez C. will expire in 2007.

It is intended that the proxies solicited hereby for common shareholders will be voted FOR the election of Mr. Baker, unless authority to do so has been withheld. The Board knows of no reason why Mr. Baker will be unable or unwilling to accept election. However, if Mr. Baker becomes unable to accept election, the Board will either reduce the number of directors to be elected or select a substitute nominee submitted by the Directors Nominating Committee of the Board. If a substitute nominee is selected, proxies will be voted in favor of such nominee.

Nominee

Mr. Baker, who currently serves on the Board, is the nominee for director for a three-year term, which will expire in 2008:

Principal Occupation and Other Directorships	Age at May 6, 2005	Year First Became Director
PHILLIPS S. BAKER, JR. Chief Executive Officer of the Corporation since May 2003; President of the Corporation since November 2001; Chief Financial Officer of the Corporation from May 2001 to June 2003; Chief Operating Officer of the Corporation from November 2001 to May 2003; Vice President of the Corporation from May 2001 to November 2001; Director, Questar Corporation (a Utah natural gas and exploration and production company) since February 2004; Vice President and Chief Financial Officer of Battle Mountain Gold Company (a gold mining company) from March 1998 to January 2001; Vice President and Chief Financial Officer of Pegasus Gold Corporation (a gold mining company) from January 1994 to January 1998.
	45	2001

The Board recommends that holders of Common Stock vote “FOR” the election of Phillips S. Baker, Jr.

Remaining Directors

The remaining directors whose present terms of office will continue after the meeting and will expire in 2006 are as follows:

Principal Occupation and Other Directorships	Age at May 6, 2005	Year First Became Director
ARTHUR BROWN. Chairman of the Board of Directors of the Corporation since June 1987; Chief Executive Officer of the Corporation from May 1987 to May 2003; President of the Corporation from May 1986 to November 2001; Chief Operating Officer of the Corporation from May 1986 to May 1987; Executive Vice President of the Corporation from May 1985 to May 1986; held various positions as an officer of the Corporation since 1980; employed by the Corporation since 1967; Director, AMCOL International Corporation (an American industrial minerals company); Director, Idaho Independent Bank.	64	1983

JOHN E. CLUTE. Professor of Law, Gonzaga University School of Law since 2001; Dean, Gonzaga University School of Law from 1991 to 2001; Senior Vice President, Human Resources and General Counsel of Boise Cascade Corporation (manufacturer of paper and forest products) from 1982 to 1991; employed by Boise Cascade Corporation in various other capacities from 1965 to 1982; Director, The Jundt Growth Fund, Inc.; Director, Jundt Funds, Inc. (Jundt U.S. Emerging Growth Fund, Jundt Opportunity Fund, Jundt Mid-Cap Growth Fund, Jundt Science & Technology Fund and Jundt Twenty-Five Fund); Director, American Eagle Funds, Inc. (American Eagle Capital Appreciation Fund, American Eagle Large-Cap Growth Fund and American Eagle Twenty Fund); Director, RealResume, Inc. (computerized employment and personnel services).
	70	1981

GEORGE R. NETHERCUTT, JR. Principal, Lundquist, Nethercutt & Griles, LLC (a strategic planning and consulting firm), since January 2005; Board Member, Washington Policy Center since January 2005; Member, U.S. House of Representatives from 1995 to 2005; Member, Subcommittee on Interior, Agriculture and Defense Appropriations from 1995 to 2005; Member, Committee on Science and Energy from 1998 to 2005; Vice Chairman, Defense Subcommittee on Appropriations from 2000 to 2004; Member, Washington State Bar Association since 1972.	60	2005

The remaining directors whose present terms of office will continue after the meeting and will expire in 2007 are as follows:

Principal Occupation and Other Directorships	Age at May 6, 2005	Year First Became Director
TED CRUMLEY. Executive Vice President and Chief Financial Officer of OfficeMax Incorporated (distributor of office products) since January 2005; Senior Vice President of OfficeMax Incorporated from November 2004 to January 2005; Senior Vice President and Chief Financial Officer of Boise Cascade Corporation (manufacturer of paper and forest products) from 1994 to 2004; Vice President and Controller of Boise Cascade Corporation from 1990 to 1994; other positions held at Boise Cascade Corporation from 1972 to 1990.	60	1995

CHARLES L. McALPINE. Former President of Arimathaea Resources Inc. (a Canadian gold exploration company) from 1982 to 1992; former President of Campbell Chibougamau Mines Ltd. (a Canadian copper-gold mining company) from 1969 to 1979; Director, First Tiffany Resource Corporation; Director, Goldstake Explorations Inc.; Director, Postec Systems Inc.	71	1989

JORGE E. ORDOÑEZ C. President and Chief Executive Officer, Ordoñez Profesional S.C. (a business and management consulting corporation specializing in mining) since 1988; Director, Fischer-Watt Gold Co., Inc. since 1996; Vice President, Minera Montoro, S.A. de C.V. since 1996; former Chief Executive Officer, Empresas Frisco, S.A. de C.V. from 1981 to 1988; former Chief Executive Officer, Minera Real de Angeles, S.A. de C.V. from 1979 to 1980; former Chief Executive Officer, Alfa Industrias-Div. Minas from 1978 to 1979; recipient of Mexican National Geology Recognition in 1989; elected to Mexican Academy of Engineering in 1990.
	65	1994

ELECTION OF DIRECTORS BY PREFERRED SHAREHOLDERS

In accordance with the Certificate of Designations of Preferred Stock which provides that if the Corporation fails to declare and pay or set aside for payment the equivalent of six quarterly dividends, whether or not consecutive, holders of the Preferred Stock shall have the right to elect two directors to the Corporation’s Board. On January 1, 2005, the equivalent of seventeen quarterly dividends on the Preferred Stock were not declared and paid or set apart for payment by the Corporation. As a result, pursuant to the Certificate of Designations of Preferred Stock, the holders of the Preferred Stock have the right to elect two members to the Corporation’s Board at the Annual Meeting. We have included information for each of the nominees we received from the holders of Preferred Stock by the close of business on February 4, 2005. Each director elected by the holders of Preferred Stock will hold office for a period of three years until his successor has been elected and has qualified, or until his term is earlier terminated in accordance with the Certificate of Designations of Preferred Stock.

Holders of the Corporation’s Preferred Stock elected Mr. David J. Christensen and Dr. Anthony P. Taylor in May 2002. Messrs. Christensen and Taylor have extensive background in mining, and the financial and geological industries, which has served them in connection with their representation of preferred shareholders on the Board since May 2002.

The Board recommends that holders of Preferred Stock vote “FOR” the election of David J. Christensen and Dr. Anthony P. Taylor.

Nominees

The nominees for two director positions for three-year terms, which will expire in 2008 or until their term is earlier terminated in accordance with the Certificate of Designations of Preferred Stock, are as follows:

Principal Occupation and Other Directorships	Age at May 6, 2005	Year First Became Director
DAVID J. CHRISTENSEN. Research analyst with Credit Suisse First Boston (an investment banking firm) from October 2002 to August 2003; Global Coordinator and First Vice President of Merrill Lynch & Co. (an investment banking firm) from 1998 to 2001; Vice President and Precious Metals Equity Analyst with Merrill Lynch & Co. from 1994 to 1998; Portfolio Manager of Franklin Gold Fund and Valuemark Precious Metals Funds for Franklin Templeton Group from 1990 to 1994. Mr. Christensen previously served as a director to the Corporation from May 2002 to October 2002.	43	2003

DAVID S. MILLER. President of General Securities Corp. (an investment firm) since 1982.	57	—

THOMAS G. MILLER. Chief Executive Officer of College Park Family Care Center (a multi-specialty medical practice) since 1980.	57	—

DR. ANTHONY P. TAYLOR. President, Chief Executive Officer and Director, Gold Summit Corporation (a public Canadian minerals exploration company) since October 2003; Director, Greencastle Resources Corporation since December 2003; President and Director, Caughlin Preschool Co. (a private Nevada corporation that operates preschools) since October 2001; President, Chief Executive Officer and Director, Millennium Mining Corporation (a private Nevada minerals exploration company) from January 2000 to October 2003; Vice President of Exploration, First Point US Minerals from 1997 to 1999; President and Director, Great Basin Exploration & Mining Co., Inc., from 1990 to 1996; various exploration and geologist positions in the mining industry from 1964 to 1990.
	63	2002

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

Current Members of the Board of Directors

The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they currently serve, are identified below.

Director	Executive Committee	Audit Committee	Compensation Committee	Corp. Gov. and Directors Nominating Committee	Technical
Phillips S. Baker, Jr.	*				*
Arthur Brown ***	**
David J. Christensen		*
John E. Clute	*		*	**
Ted Crumley	*		**	*
Charles L. McAlpine		**	*	*	*
George R. Nethercutt, Jr.
Jorge E. Ordoñez C.		*		*	**
Dr. Anthony P. Taylor					*

*	Member
**	Committee Chairman
***	Chairman of the Board

Committees of the Board of Directors

The standing committees of the Board are the Executive; Audit; Compensation; Corporate Governance and Directors’ Nominating; and Technical.

During 2004, the Corporation had a Finance Committee, which met once in 2004. The principal functions of the Finance Committee were to develop and set the Corporation’s long-term investment policies and to review the performance of the investment managers of the Corporation’s pension trusts. In February 2005, the Board terminated the Finance Committee. The Board as a whole or the Executive Committee of the Board will now take on the duties that were previously undertaken by the Finance Committee.

The Board adopted charters for the Audit, Compensation, and Corporate Governance and Directors Nominating Committees. Copies of these charters are available at no charge on the Corporation’s website at www.hecla-mining.com under “Investor Relations – Corporate Governance” or by writing to us at Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, Attention: Investor Relations.

Executive Committee.  The Executive Committee is empowered with the same authority as the Board in the management of the business of the Corporation, except for certain matters enumerated in the Corporation’s By-Laws which are specifically reserved to the full Board. The Executive Committee did not meet in 2004.

Audit Committee.  The functions of the Audit Committee are described below under the heading “Audit Committee Report.” Each member of the Audit Committee satisfies the definition of “independent director” as established in the New York Stock Exchange listing standards and the Securities and Exchange Commission rules. In addition, each member of the Audit Committee is financially literate and the Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission rules. The Audit Committee met three times in 2004. Additionally, the Chairman of the committee met with the Corporation’s independent auditors to review the quarterly financial statements throughout the year.

Compensation Committee.  The Compensation Committee’s principal functions are to recommend compensation levels and programs for the Chief Executive Officer to the independent members of the Board; to recommend compensation levels and programs for all Vice Presidents to the full Board; and to administer the Corporation’s stock-based plans. All members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation Committee met four times in 2004.

Corporate Governance and Directors’ Nominating Committee.  The Corporate Governance and Directors’ Nominating Committee considers matters of corporate governance and periodically reviews the Corporation’s corporate governance guidelines and procedures consistent with the federal securities laws and New York Stock Exchange regulations. The Corporate Governance and Directors’ Nominating Committee also reviews any director candidates, including those nominated or recommended by shareholders, identifies individuals qualified to become directors consistent with criteria approved by the Board, and recommends to the Board the director nominees for the next annual meeting of shareholders, any special meeting of shareholders, or to fill any vacancy on the Board. The Corporate Governance and Directors’ Nominating Committee also reviews the appropriateness of the size of the Board relative to its various responsibilities and recommends committee assignments and committee chairpersons for the standing committees for consideration by the Board. All members of the Corporate Governance and Directors’ Nominating Committee are independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Governance and Directors’ Nominating Committee met two times in 2004.

Technical Committee.  The principal function of the Technical Committee is to make recommendations to the Board concerning the advisability of proceeding with the exploration, development, acquisition or divestiture of mineral properties and/or operations. The Technical Committee met once in 2004.

CORPORATE GOVERNANCE

Director Independence

In May 2004, the Board adopted Corporate Governance Guidelines, which, among other things, state that the Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange. In determining independence, each year the Board affirmatively determines whether directors have no “material relationship” with the Corporation. When assessing the “materiality” of a director’s relationship with the Corporation, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Corporation as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. In making these independence determinations, the Board applies the following standards:

•	A director who is, or has been within the last three years, an employee of the Corporation, or whose immediate family member[1] is, or has been within the last three years, an executive officer[2] of the Corporation may not be deemed independent. Employment as an interim Chairman or Chief Executive

[1]	“Immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.
[2]	“Executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934.

Officer or other executive officer shall not disqualify a director from being considered independent following that employment.

•	A director who has received, or who has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Corporation will not be considered in determining independence under this test.

•	(i) A director who is, or whose immediate family member is, a current partner of a firm that is the Corporation’s external auditor; (ii) a director who is a current employee of such a firm; (iii) a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) a director who was or whose immediate family member was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Corporation’s audit within that time may not be deemed independent.

•	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company, where any of the Corporation’s present executive officers at the time serve or served on that company’s compensation committee may not be deemed independent.

•	A director who is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payment to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, may not be deemed independent.

Pursuant to the Corporation’s Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2005. During this review, the Board considered transactions and relationships between each director or any member of his immediate family and the Corporation and its subsidiaries and affiliates, including relationships, if any, reported under “Certain Relationships and Related Transactions.” The Board also examined transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that David J. Christensen, John E. Clute, Ted Crumley, Charles L. McAlpine, George R. Nethercutt, Jr., Jorge E. Ordoñez C. and Dr. Anthony P. Taylor are independent. Mr. Phillips S. Baker, Jr. is considered an inside director because of his employment as President and Chief Executive Officer of the Corporation. Mr. Brown is considered a non-independent outside director as a result of being the father-in-law of Michael H. Callahan, the Corporation’s Vice President – Corporate Development, and having held the position of Chief Executive Officer within the last three years.

The full text of the Corporate Governance Guidelines can be found in the “Investor Relations – Corporate Governance” section of the Corporation’s website at www.hecla-mining.com, or by writing to us at Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, Attention: Investor Relations.

Selection of Nominees for the Board of Directors

Pursuant to the Corporation’s Corporate Governance Guidelines, the Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange. The Corporate Governance and Directors’ Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics that the Board seeks in board members as well as the composition of the Board as a whole, including an annual evaluation of whether members qualify as independent under applicable standards. This evaluation will include the consideration of independence, diversity, age, skills, experience, and industry backgrounds in the context of the needs of the Board and the Corporation, as well as the ability of members (and candidates for membership) to devote sufficient time to perform their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. Directors are expected to immediately inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as independent.

The Corporate Governance and Directors’ Nominating Committee believes that nominees for election to the Board should also possess certain minimum qualifications and attributes. The nominee: (1) must exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices; (2) must not serve on more than two other public company boards; (3) must not be involved in ongoing litigation with the Corporation or be employed by an entity that is engaged in such litigation; and (4) must not be the subject of any ongoing criminal investigations in the jurisdiction of the United States or any state thereof, including investigations for fraud or financial misconduct.

The Corporate Governance and Directors’ Nominating Committee will consider persons recommended by shareholders as nominees for election as directors. The Corporation’s By-Laws provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board by following the procedures set forth below in the section titled, “Provisions of the Corporation’s By-Laws with Respect to Shareholder Proposals and Nominations for Election as Directors.” Shareholders who wish to submit a proposed nominee to the Corporate Governance and Directors’ Nominating Committee should send written notice to the Corporate Governance and Directors’ Nominating Committee Chairman, c/o Michael B. White, Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, within the time period set forth below in the section titled, “Provisions of the Corporation’s By-Laws with Respect to Shareholder Proposals and Nominations for Election as Directors.” Such notification should set forth all information relating to such nominee required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected; the name and address of the shareholder or beneficial owner making the nomination or on whose behalf the nomination is being made; and the class and number of shares of the Corporation owned beneficially and of record by such shareholder or beneficial owner. The Corporate Governance and Directors’ Nominating Committee will consider shareholder nominees on the same terms as nominees selected by the Corporate Governance and Directors’ Nominating Committee.

Independent Director Sessions

The independent directors meet separately from the other directors in regularly scheduled meetings, without the presence of management directors or executive officers of the Corporation, except to the extent the independent directors request the attendance of any executive officers. In May 2004, the independent members of the Board appointed Mr. David J. Christensen to preside over the meetings of the independent directors. Mr. Christensen is an independent director as defined in the New York Stock Exchange listing standards. As presiding director, Mr. Christensen’s duties include chairing independent director sessions of the Board, conferring with the Corporation’s Chairman of the Board and Chief Executive Officer on board meeting schedules, agendas and other matters, facilitating the flow of information to the Board and any other duties assigned by the independent members of the Board.

Board Meetings During 2004

It is the Corporation’s policy that all directors are expected, absent compelling circumstances, to prepare for, attend and participate in all board and applicable committee meetings and each annual meeting of the shareholders. Our Board held five meetings during fiscal year 2004. Each of our directors attended all of the meetings of our Board and all of the meetings of the committees of the Board upon which each served during our fiscal year 2004, except Mr. Jorge E. Ordoñez C., who did not attend two Board meetings and Mr. Ted Crumley, who was unable to attend one Board meeting.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. In addition, the Corporation has adopted a Code of Ethics that applies to its Chief Executive Officer (our principal executive officer), Chief Financial Officer (our principal financial officer) and principal accounting officer or controller. The text of both documents can be found in the “Investor Relations” section of our website at www.hecla-mining.com under “Corporate Governance.” A copy of both documents may also be obtained by writing to us at Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, Attn: Investor Relations.

Director Communications

Shareholders or other interested parties wishing to communicate with the presiding director or with the non-management directors as a group, may do so by delivering or mailing the communication in writing to: Presiding Director, c/o Corporate Secretary, Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Corporation’s internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by means of which shareholders may communicate with the Board or its members. Please refer to the Corporation’s website at www.hecla-mining.com for any changes in this process.

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

The Audit Committee consists of Messrs. Charles L. McAlpine (Chairman), David J. Christensen, and Jorge E. Ordoñez C. Mr. Joe Coors, Jr. resigned from the Board on February 4, 2005, to pursue other matters. At the time of Mr. Coors’ resignation, he was a member of the Audit Committee. Each member of the Audit Committee satisfies the definition of “independent director” as established in the New York Stock Exchange listing standards and Securities and Exchange Commission rules. In addition, each member of the Audit Committee is financially literate and the Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Audit Committee’s principal functions are to assist the Board in fulfilling its oversight responsibilities, and to specifically review: (i) the integrity of the Corporation’s financial statements; (ii) the independent auditor’s qualifications and independence; (iii) the performance of the Corporation’s system of internal audit function and the independent auditor; and (iv) the Corporation’s compliance with laws and regulations, including disclosure controls and procedures. During 2004, the Audit Committee worked with management, the Corporation’s internal auditors and the Corporation’s independent auditors to address Sarbanes-Oxley Section 404 internal control requirements. The Audit Committee also appoints the Corporation’s independent auditors. The Audit Committee met three times in 2004. Additionally, the Chairman met with the Corporation’s independent auditors to review the quarterly financial statements throughout the year.

The Board adopted a written charter for the Audit Committee on February 25, 2004, and operated under that charter during the 2004 fiscal year. You can obtain a copy of the charter in the “Investor Relations” section of www.hecla-mining.com under “Corporate Governance” or by writing to us at Hecla Mining Company, 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408, Attention: Investor Relations.

Review of the Corporation’s Audited Financial Statements for the Fiscal Year Ended December 31, 2004

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the fiscal year ended December 31, 2004, with the Corporation’s management. The Audit Committee has discussed with BDO Seidman, LLP, the Corporation’s independent auditor, matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended.

The Audit Committee has also received written disclosures and a letter from BDO Seidman, LLP, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of BDO Seidman, LLP, with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Appointment of Auditors

The Audit Committee has appointed the firm of BDO Seidman, LLP, as the Corporation’s independent auditor for fiscal year 2005. BDO Seidman, LLP, has served as the Corporation’s independent auditor since 2001. Representatives of BDO Seidman, LLP, are expected to be present at the Annual Meeting with the opportunity to make statements and respond to appropriate questions from shareholders present at the meeting. Under the Sarbanes-Oxley Act of 2002, the Audit Committee has the sole authority to appoint the independent auditors for the Corporation. Therefore, the Corporation is not submitting the selection of BDO Seidman, LLP, to our shareholders for ratification.

March 14, 2005

Charles L. McAlpine, Chairman
David J. Christensen
Jorge E. Ordoñez C.

AUDIT FEES

Audit and Non-Audit Fees

The following table represents fees for professional audit services rendered by BDO Seidman, LLP, for the audit of the Corporation’s annual financial statements for the years ended December 31, 2004, and December 31, 2003, and fees for other services rendered by BDO Seidman, LLP, during those periods.

	2004	2003
Audit Fees	$513,650	$234,885
Audit Related Fees	77,313	72,050
Tax Fees	41,024	27,503
All Other Fees	-0-	-0-
Total	$631,987	$334,438

Audit Fees.  Annual audit fees relate to services rendered in connection with the annual audit of the Corporation’s consolidated financial statements, quarterly reviews of financial statements included in the Corporation’s quarterly reports on Form 10-Q, and fees for SEC registration statement services. The increase in annual audit fees for 2004 from 2003 resulted from BDO Seidman’s review of the Corporation’s internal control procedures under the Sarbanes-Oxley rules.

Audit Related Fees.  Audit related fees consisted principally of fees for audits of financial statements of employee benefit plans, as well as due diligence services for potential acquisitions and consultation on accounting standards or transactions.

Tax Fees.  Tax services consisted of fees for tax consultation and tax compliance services, which included preparation of tax returns for our Venezuelan and Mexican subsidiaries, tax planning and miscellaneous tax research.

All Other Fees.  There were no other fees.

The Audit Committee considers whether the provision of these services is compatible with maintaining BDO Seidman’s independence, and has determined such services for fiscal years 2004 and 2003 were compatible. All of the fees were pre-approved. None of the fees above were approved pursuant to the de minimis exception to the pre-approval requirements. All of the services described above were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(B) of Rule 2-01 of Regulation S-X under the Exchange Act, to the extent that rule was applicable during fiscal years 2004 and 2003.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditor for specific projects. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more Audit Committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting.

COMPENSATION OF DIRECTORS

Directors who are employees of the Corporation receive no additional compensation for their services as directors. During 2004, each nonemployee member of the Board was paid the following: (i) a retainer of $3,000 per calendar quarter; (ii) $2,000 for each director’s meeting attended; and (iii) $1,000 for attending any meeting of any Committee of the Board. The Corporation reimburses all reasonable expenses incurred by both employee and nonemployee directors in connection with such meetings.

In light of the additional duties and responsibilities associated with serving on the Board and each of the committees, effective January 1, 2005, the directors’ fees were increased as follows: (i) a retainer of $5,000 per calendar quarter; (ii) $3,000 for each director’s meeting attended; and (iii) an additional $1,000 per meeting to the chairman of each committee.

In March 1995, the Corporation adopted the Hecla Mining Company Stock Plan for Nonemployee Directors (the “Director’s Stock Plan”), which became effective following shareholder approval on May 5, 1995. The Director’s Stock Plan was amended July 18, 2002, and February 25, 2004. The Director’s Stock Plan terminates July 17, 2012, and is subject to termination by the Board at any time. During 2004, each nonemployee member of the Board was credited with 1,950 shares of the Corporation’s Common Stock under the terms of the Director’s Stock Plan. These shares are held in a grantor trust, the assets of which are subject to the claims of the Corporation’s creditors, until delivered under the terms of the plan. Delivery of the shares from the trust occurs upon the earliest of: (i) death or disability; (ii) retirement from the Board; (iii) a cessation of the director’s service for any other reason; (iv) a Change in Control of the Corporation (as defined); or (v) at the election of the director at any time, provided, however, that shares must be held in the trust for at least two years prior to delivery. Subject to certain restrictions, directors may elect delivery of the shares on such date or in annual installments thereafter over 5, 10 or 15 years. The maximum number of shares of Common Stock which may be credited pursuant to the Stock Plan for Nonemployee Directors is 1,000,000. See “Amendment to Stock Plan for Nonemployee Directors” for a description of the Stock Plan for Nonemployee Directors.

COMPENSATION OF EXECUTIVE OFFICERS

Report of the Compensation Committee on Executive Compensation

Overall Policy

The Compensation Committee is charged with considering specific information and making recommendations to the full Board with respect to compensation matters. Only the independent members of the Board approve all compensation matters for the Corporation’s Chief Executive Officer. Certain stock-based compensation matters for the Corporation’s executive officers rest in the sole discretion of the Compensation Committee. The Compensation Committee is comprised of three independent directors who are appointed annually by the Corporation’s Board. The Compensation Committee’s consideration and recommendations regarding executive compensation are guided by a number of factors including overall corporate performance and total return to shareholders. The overall objectives of the Corporation’s executive compensation package are: to attract and retain the best possible executive talent; to motivate the Corporation’s executives to achieve goals consistent with the Corporation’s business strategy; to provide an alignment between executive and shareholder interests through stock-based plans; and finally, to provide a compensation package that recognizes an executive’s individual contributions in addition to the Corporation’s overall business results.

The Compensation Committee periodically reviews the Corporation’s executive compensation program. The Compensation Committee met four times in 2004 to consider various components of the executive compensation program. In making recommendations concerning executive compensation, the Committee reviews reports published by independent compensation consultants assessing compensation programs and reviews the Corporation’s executive compensation, corporate performance, stock price appreciation and total return to shareholders against a peer group of public corporations made up of the Corporation’s competitors for executive talent. Because most executive skills and expertise are transferable between industries and business segments, the Compensation Committee believes the Corporation’s competitors for executive talent are not limited to those companies included in the peer group established for comparing shareholder returns. Thus, the Corporation’s peer group used for compensation analysis includes, but is not limited to, the peer group identified in the Performance Graph shown on page 19. The Compensation Committee periodically reviews the correlation between the Corporation’s performance and its executive compensation in the context of, and in comparison to, the compensation programs of other companies.

The Compensation Committee recommends compensation levels and programs for the Chief Executive Officer to the independent members of the Board and recommends compensation levels and programs for all Vice Presidents (“executive officers” as used in this report) to the full Board.

The key elements of the Corporation’s executive compensation consist of base salary, annual cash/stock performance payments and long-term performance programs, including stock-based grants. The Compensation Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Baker, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Corporation to each individual executive, including deferred compensation, pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits, as well as the elements described below. While the Committee takes into consideration all the performance and other factors listed below in setting base salaries, the Committee’s deliberations are essentially subjective, and no set quantitative formula determines the base salary level of any of the executive officers. The Corporation adopted a short-term performance payment plan in 1994, which utilizes performance against both quantitative and qualitative targets to determine an executive’s eligibility for annual performance payments in addition to base salary. In 2003, the Corporation also adopted a long-term performance plan, which provides for performance payments to executive officers if certain performance targets are met or exceeded over multiple periods.

The Committee analyzed the potential impact on the Corporation’s executive compensation program of Section 162(m) of the Internal Revenue Code and the regulations thereunder, which generally disallow deductions for compensation in excess of $1 million per year to the five most highly compensated executives of a public company. Based upon its analysis, the Committee expects that all compensation payable pursuant to its compensation program now in effect will be deductible.

Base Salaries

Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies including those in the peer group.

Annual salary adjustments, which are made in May of each year for a 12-month period from June 1 to May 31, are determined by evaluating the performance of the Corporation and of each executive officer, and also taking into account new responsibilities for any particular executive officer. In the case of executive officers who are responsible for a particular business unit, such unit’s financial, operating, cost containment and productivity results are also considered by the Committee. The Compensation Committee, where appropriate, also considers other corporate performance measures, including changes in productivity, cost control, safety, environmental awareness and improvements in relations with government officials, regulators, suppliers and employees. The Compensation Committee places a premium on cost containment and productivity for gold, silver and other commodities produced by the Corporation, because the prices for these commodities are established by international markets. Base salaries for certain executive officers were increased commencing June 1, 2004, based upon the considerations described above.

Although the Compensation Committee was satisfied with Mr. Baker’s individual performance, based upon a comparison of base salaries of chief executive officers of the new peer group companies and the performance of the Common Stock, the Board did not increase Mr. Baker’s base salary in 2004. For 2004, Mr. Baker’s annual salary was $325,000.

In May 2003, the Compensation Committee set the compensation for Mr. Brown’s continuing services from June 1, 2003, through May 31, 2004, at $25,000 per month. The monthly payment was paid in shares of the Corporation’s Common Stock at the end of each month determined by dividing the average closing price of the Corporation’s Common Stock for each month of service into the $25,000 amount. During 2004, Mr. Brown continued his duties as Chairman of the Board. In May 2004, the Compensation Committee set the compensation for Mr. Brown’s continuing services from June 1, 2004, through May 31, 2005, at $8,333.33 per month. The monthly payment is to be paid in shares of the Corporation’s Common Stock at the end of each month determined by dividing the average closing price of the Corporation’s Common Stock for each month of service into the $8,333.33 amount. Mr. Brown was credited with 26,680 shares of the Corporation’s Common Stock from January 1, 2004, through December 31, 2004, under the terms of the Key Employee Deferred Compensation Plan.

Annual Performance Payment

In 1994, the Corporation adopted a short-term performance payment plan based on the recommendation of the Compensation Committee. Under the plan, executive officers (seven in 2004) were eligible for annual cash payments based upon a formula established in the plan covering the calendar year 2004 and generally described below. The Compensation Committee, based on recommendations of the Corporation’s senior management, established targeted quantitative and qualitative goals for corporate performance. For 2004, corporate performance quantitative goals included total gold and silver production, production costs per ounce for silver and gold, cost containment, environmental costs, capital expenditures and resource development goals. Corporate qualitative goals included, among other goals, a successful investor relations program, acquisitions, positive stock performance and completion of a preferred stock exchange.

The Chief Executive Officer’s performance payment for 2004 was based solely on corporate performance. The other executive officers’ performance payments were based 60% upon corporate performance with 40% based upon individual performance. A performance payment pool was targeted based on the annual cash and stock-based salary equal to 60% for the Chief Executive Officer and 40% for each Vice President.

The Board reviews with management performance on a quarterly basis. At the Compensation Committee meeting following the performance year, the actual performance results are compared against the targeted quantitative and qualitative performance goals. The Compensation Committee reviews and recommends individual performance payments for all eligible executives to the Board, and in case of the Chief Executive Officer, to the independent members of the Board. For 2004, the Compensation Committee recommended to the Board and the Board approved the payment of annual performance bonuses in cash to all non-CEO executives. Some executives elected to defer their bonus compensation pursuant to the Key Employee Deferred Compensation Plan. For 2004, Mr. Phillips S. Baker, Jr., the Corporation’s President and Chief Executive Officer, the independent members of the Board approved a bonus payment comprised of $102,000 in cash. For the named executive officers, the amounts are set forth in the Summary Compensation Table under “Annual Compensation – Bonus.”

Long-Term Performance Plan

The Corporation’s long-term performance payment plan is comprised of successive multiple year plans, which are established annually. The plans establish certain performance targets, which include increased production levels, increased mineral reserves and resources and cash flow with metals prices being fixed for the period. At the end of each period, performance is reviewed against the plan targets. The first performance period set at three-years under the long-term performance payment plan will end in 2005, and thus no payments were made to executive officers under this plan in 2004.

Stock-Based Grants

The Corporation uses two current stock-based compensation plans, which are intended to give the Corporation a competitive advantage in attracting, retaining and motivating its officers and key employees, and provide incentives more directly linked to the performance of the Corporation’s businesses and increases in shareholder value.

In May 1995, the shareholders of the Corporation approved the Corporation’s 1995 Stock Incentive Plan, which provides for a variety of stock-based grants to the Corporation’s officers and key employees, including the individuals whose compensation is detailed in this Proxy Statement. Stock options granted in 2004 to the five named executive officers are also summarized in the Summary Compensation Table under “Long-Term Compensation Awards – Securities Underlying Options.”

In 2004, Mr. Baker was granted nonstatutory stock options to purchase 120,000 shares of Common Stock at the market price of the Common Stock on the date of the grant under the 1995 Stock Incentive Plan. As of December 31, 2004, Mr. Baker owned 128,609 shares of Common Stock and held options to purchase an additional 420,000 shares under the 1995 Stock Incentive Plan. In addition, as of December 31, 2004, Mr. Baker held 306,327 stock options under the Corporation’s Key Employee Deferred Compensation Plan.

The Key Employee Deferred Compensation Plan (“Plan”) was approved by the shareholders in July 2002 and permits each participant to defer eligible compensation and/or cash incentive compensation that is payable in the form of shares of the Corporation’s Common Stock, in cash, or in the form of discounted stock options, to the date or dates selected by the participant or on such other date or dates specified in the Plan. Amounts deferred by the five named executives in 2004 are summarized in the “Deferred 2004 Compensation Table” and under “Long-Term Compensation Awards – Securities Underlying Options” in the Summary Compensation Table.

During 2004, the Corporation had the 1987 Nonstatutory Stock Option Plan (the “1987 Plan”) which was approved by the shareholders in 1987 and provided that stock options may be granted to the Corporation’s officers and key employees, including the individuals whose compensation is detailed in this Proxy Statement. The right to grant options under this plan expired in February 1997. All options previously granted under the 1987 Plan were granted at the fair market value of the stock on the date of the grant. All outstanding options granted under the 1987 Plan expired on February 11, 2005.

Conclusion

The Corporation’s executive compensation is comprised of base salary, annual cash/stock performance payments and long-term performance programs, including stock-based grants. The Compensation Committee intends to continue the policy of relating a portion of executive compensation to corporate performance, including stock-based remuneration, which aligns the executive officers with shareholders, recognizing that the ups and downs of the business cycle, from time to time, may result in an imbalance for a particular period. The Compensation Committee adjusts for factors such as these, which are beyond an executive’s control, by exercising its qualitative judgment rather than employing strict quantitative formulas.

March 14, 2005

Ted Crumley, Chairman
John E. Clute
Charles L. McAlpine

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the preceding section. There are no members of the Compensation Committee who were officers or employees of the Corporation or any of its subsidiaries during the fiscal year; formerly were officers of the Corporation or any of its subsidiaries; or had any relationship otherwise requiring disclosure under the proxy rules promulgated by the Securities and Exchange Commission.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN1
DECEMBER 1999 THROUGH DECEMBER 2004

Hecla Mining, S&P 500, S&P 500 Gold Index, and Peer Group2

Date	Hecla Mining	S&P 500	S&P 500 Gold Index	Peer Group
December 1999	$100.00	$100.00	$100.00	$100.00
December 2000	$ 32.00	$ 90.89	$ 82.35	$ 56.57
December 2001	$ 60.16	$ 80.14	$ 93.46	$ 87.07
December 2002	$323.84	$ 62.47	$118.26	$161.42
December 2003	$530.56	$ 80.35	$198.98	$275.14
December 2004	$373.12	$ 89.07	$182.70	$249.23

[1]	Total shareholder return assuming $100 invested on December 31, 1999, and reinvestment of dividends on quarterly basis.
[2]	Peer Group: Agnico-Eagle Mines Ltd., Bema Gold Corporation, Cambior, Inc., Coeur d’Alene Mines Corp., Pan American Silver Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

To the knowledge of the Corporation, as of March 10, 2005, the only beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of more than five percent (5%) of the Corporation’s Common Stock entitled to vote at the Annual Meeting is shown in the table below:

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Common	Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	17,077,300	14.42%

(1)	Security ownership information for the beneficial owner is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) of the Exchange Act, and information made known to the Corporation.

The following table presents certain information regarding the number and percentage of the shares of Common Stock and Preferred Stock beneficially owned by each current director, director nominee and executive officer of the Corporation and by all current directors and executive officers as a group, as of March 10, 2005. On that date, all of such persons together beneficially owned an aggregate of approximately 2.1% of the outstanding shares of the Corporation’s Common Stock and less than 1% of the outstanding shares of the Corporation’s Preferred Stock. Except as otherwise indicated, the directors, nominees and officers have sole voting and investment power with respect to the shares beneficially owned by them.

Beneficial Ownership Table

		Shares Beneficially Owned
Name of Beneficial Owner	Title of Class	Number	Nature	Percentage(1)
Ian Atkinson		-0-	Direct
Vice President – Exploration		40,000	Vested Options(2)
and Strategy		-0-	KEDCP Options(3)
	Common	40,000		*
	Preferred	-0-		*
Phillips S. Baker, Jr.		128,609	Direct
President and Chief Executive		420,000	Vested Options(2)
Officer		306,327	KEDCP Options(3)
	Common	854,936		*
	Preferred	-0-		*
Arthur Brown		155,520	Direct(4)
Chairman		615,000	Vested Options(2)
		60,100	KEDCP Stock(5)
	Common	830,620		*
	Preferred	-0-		*
Michael H. Callahan		33,131	Direct(6)
Vice President – Corporate		35,000	Vested Options(2)
Development		76,240	KEDCP Options(3)
	Common	144,371		*
	Preferred	-0-		*

		Shares Beneficially Owned
Name of Beneficial Owner	Title of Class	Number	Nature	Percentage(1)
Ronald W. Clayton		-0-	Direct
Vice President – North		35,000	Vested Options(2)
American Operations		18,367	KEDCP Options(3)
	Common	53,367		*
	Preferred	-0-		*
David J. Christensen		12,368	Direct
Director		1,950	Indirect(7)
	Common	14,318		*
	Preferred	-0-		*
John E. Clute		300	Direct
Director		22,463	Indirect(7)
	Common	22,763		*
	Preferred	-0-		*
Ted Crumley		4,000	Direct
Director		22,002	Indirect(7)
	Common	26,002		*
	Preferred	-0-		*
Thomas F. Fudge, Jr.		32,889	Direct
Vice President – Operations		130,500	Vested Options(2)
	Common	163,389		*
	Preferred	-0-		*
Charles L. McAlpine		2,000	Direct
Director		22,463	Indirect(7)
	Common	24,463		*
	Preferred	-0-		*
David S. Miller
Nominee for Preferred	Common	21,945	Direct(11)	*
Director(12)	Preferred	6,825	Direct	4.3%
Thomas G. Miller
Nominee for Preferred	Common	7,074	Direct(11)	*
Director(12)	Preferred	2,200	Direct	1.4%
George R. Nethercutt, Jr.	Common	-0-		*
Director	Preferred	-0-		*
Jorge E. Ordoñez C.	Common	22,463	Indirect(7)	*
Director	Preferred	-0-		*
Dr. Anthony P. Taylor		7,822	Direct(8)(11)
Director		15,463	Indirect(7)
	Common	23,285		*
	Preferred	100	Direct	*
Vicki Veltkamp		15,495	Direct(9)
Vice President – Investor		113,500	Vested Options(2)
and Public Relations		11,260	KEDCP Options(3)
	Common	140,255		*
	Preferred	-0-		*

		Shares Beneficially Owned
Name of Beneficial Owner	Title of Class	Number	Nature	Percentage(1)
Lewis E. Walde		21,579	Direct(10)
Vice President and Chief		110,500	Vested Options(2)
Financial Officer		30,000	KEDCP Options(3)
	Common	162,079		*
	Preferred	-0-		*
All current directors and
executive officers as a group	Common	2,544,774		2.1%
(15 persons)	Preferred	100		*

*	Represents holdings of less than one percent.
(1)	Percent of class is calculated based upon 118,393,842 shares of the Corporation’s Common Stock outstanding as of March 10, 2005, and 157,816 shares of the Series B Cumulative Convertible Preferred Stock outstanding as of March 10, 2005.
(2)	“Vested Options” are options that may be exercised as of March 10, 2005.
(3)	“KEDCP Options” are options purchased under the Key Employee Deferred Compensation Plan as of March 10, 2005.
(4)	Consists of 6,175 shares held jointly with Mr. Brown’s spouse.
(5)	“KEDCP Stock” consists of share units acquired by Mr. Brown under the Key Employee Deferred Compensation Plan. See “Compensation of Executive Officer – Base Salaries.”
(6)	Consists of 32,931 shares held jointly with Mr. Callahan’s spouse.
(7)	Shares credited to each nonemployee director, all of which are held indirectly in trust pursuant to the Corporation’s Stock Plan for Nonemployee Directors. Each director disclaims beneficial ownership of all shares held in trust under the stock plan. See “Compensation of Directors.”
(8)	Consists of 7,500 common shares and 100 preferred shares.
(9)	All 15,495 shares are held jointly with Ms. Veltkamp’s spouse.
(10)	All 21,579 shares are held jointly with Mr. Walde’s spouse.
(11)	The number of common shares Messrs. D. Miller, T. Miller and Taylor are deemed to own include the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock they own. Under the Certificate of Designations of Preferred Stock, each share of Preferred Stock is convertible at the option of the holder at any time, into 3.2154 shares of Common Stock.
(12)	Not currently a director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and holders of more than 10% of the Corporation’s Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in their ownership of the Corporation’s stock. These persons are required by the Securities and Exchange Commission to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on the Corporation’s review of copies of such forms, or written representations from certain reporting persons that no such forms were required, we believe that during the fiscal year ended December 31, 2004, all filing requirements applicable to the Corporation’s officers, directors and greater than 10% owners of the Corporation’s Common Stock were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation is not aware of any related party transactions that would require disclosure.

COMPENSATION TABLES

Compensation for 2004

The following table sets forth information regarding the aggregate compensation for the fiscal years ended December 31, 2002, 2003 and 2004, paid or accrued for: (i) the President and Chief Executive Officer of the Corporation; and (ii) the four other most highly paid executive officers of the Corporation.

Summary Compensation Table

					Long-Term Compensation Awards
		Annual Compensation(1)
Name and Principal Position	Year	Salary(2)	Bonus(2)	Other Annual Compensation(3)	Securities Underlying Options		All Other Compensation(4)
Phillips S. Baker, Jr.	2004	$325,000	$102,000	$-0-	326,327	(5)	$3,000
President and Chief	2003	$313,542	$214,500	$424,137	340,000		$3,000
Executive Officer	2002	$259,500	$400,000	$-0-	150,000		$201,000

Michael H. Callahan(6)	2004	$146,667	$44,000	$117,603	99,926	(7)	$2,566
Vice President –	2003	$132,708	$71,280	$340,516	121,314		$2,083
Corporate Development	2002	$123,751	$104,000	$58,267	85,000		$2,295

Ronald W. Clayton	2004	$144,583	$41,000	$107,652	44,749	(8)	$3,192
Vice President – North	2003	$124,801	$63,960	$425,840	125,192		$1,862
American Operations	2002	$27,090	$26,000	$-0-	85,000		$24

Thomas F. Fudge, Jr.	2004	$172,917	$23,000	$575,966	40,000		$3,295
Vice President –	2003	$160,833	$67,592	$295,838	114,000		$3,201
Operations	2002	$150,000	$120,000	$-0-	85,000		$132,811

Lewis E. Walde	2004	$146,667	$32,000	$-0-	65,000	(9)	$2,525
Vice President and	2003	$122,292	$57,240	$497,220	110,000		$2,438
Chief Financial Officer	2002	$110,000	$88,000	$6,982	85,000		$110,547

(1)	The annual compensation set forth in the table is based upon salaries of the Chief Executive Officer and other named executives established in May of each year for June 1 to May 31. This table reflects compensation paid to, or earned by, the executive officers during the fiscal year ending December 31 of each year.
(2)	Portions of the named executives “Salary” and “Bonus” were deferred into the Key Employee Deferred Compensation Plan. See “Deferred 2004 Compensation Table.”

Deferred 2004 Compensation Table

Name	Salary	Bonus	Total Deferred Compensation
Phillips S. Baker, Jr.	$80,500	$61,200	$141,700
Michael H. Callahan	$18,000	$22,000	$40,000
Ronald W. Clayton	$5,741	$-0-	$5,741
Thomas F. Fudge, Jr.	$-0-	$-0-	$-0-
Lewis E. Walde	$18,000	$11,000	$29,000

(3)	“Other Annual Compensation” for the last fiscal year includes an economic gain on stock option exercises for Messrs. Baker, Callahan, Clayton, Fudge and Walde as follows: $-0-, $117,603, $107,652, $575,966 and $-0-, for each named executive, respectively.

(4)	“All Other Compensation” for the last fiscal year includes the following for Messrs. Baker, Callahan, Clayton, Fudge and Walde: (i) matching contributions under the Corporation’s Capital Accumulation Plan of $3,075, $2,452, $3,026, $3,075 and $2,422, for each named executive, respectively; and (ii) the dollar value benefit of premium payments for term life insurance coverage of $-0-, $114, $166, $220 and $103, for each named executive, respectively.
(5)	In 2004, Mr. Baker purchased 206,327 stock options with funds deferred under the Key Employee Deferred Compensation Plan in 2002, in accordance with the terms of such plan. The remaining 120,000 stock options were granted under the 1995 Stock Incentive Plan during 2004.
(6)	Michael H. Callahan is the son-in-law of Arthur Brown, the Chairman of the Board.
(7)	In 2004, Mr. Callahan purchased 64,926 stock options with funds deferred under the Key Employee Deferred Compensation Plan in 2002 and 2003, respectively, in accordance with the terms of such plan. The remaining 35,000 stock options were granted under the 1995 Stock Incentive Plan during 2004.
(8)	In 2004, Mr. Clayton purchased 9,749 stock options with funds deferred under the Key Employee Deferred Compensation Plan in 2003 and 2004, in accordance with the terms of such plan. The remaining 35,000 stock options were granted under the 1995 Stock Incentive Plan during 2004.
(9)	In 2004, Mr. Walde purchased 30,000 stock options with funds deferred under the Key Employee Deferred Compensation Plan in 2003 and 2004, in accordance with the terms of such plan. The remaining 35,000 stock options were granted under the 1995 Stock Incentive Plan during 2004.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Hecla Employees in Fiscal Year	Exercise or Base Price: $/Share	Expiration Date	5%	10%
Phillips S. Baker, Jr.	206,327	(2)	18.00%	$6.543	2/23/11	$760,645	$1,573,058
	120,000	(1)	10.47%	$5.995	5/06/09	$198,768	$439,200
Michael H. Callahan	35,000	(1)	3.05%	$5.995	5/06/09	$57,974	$128,100
	37,251	(2)	3.25%	$6.543	2/23/11	$137,330	$284,005
	27,675	(2)	2.41%	$4.878	5/14/11	$76,068	$157,305
Ronald W. Clayton	35,000	(1)	3.05%	$5.995	5/06/09	$57,974	$128,100
	2,102	(2)	0.18%	$6.543	2/23/11	$7,749	$16,026
	2,414	(2)	0.21%	$4.878	5/14/11	$6,635	$13,721
	2,949	(2)	0.26%	$4.635	8/13/11	$7,702	$15,928
	2,284	(2)	0.20%	$6.156	11/15/11	$7,922	$16,383
Thomas F. Fudge, Jr.	40,000	(1)	3.49%	$5.995	5/06/09	$66,256	$146,400
Lewis E. Walde	35,000	(1)	3.05%	$5.995	5/06/09	$57,974	$128,100
	4,000	(2)	0.35%	$6.543	2/23/11	$14,746	$30,496
	20,000	(2)	1.74%	$4.878	5/14/11	$54,972	$113,680
	6,000	(2)	0.52%	$4.635	8/13/11	$15,670	$32,406

(1)	All options were granted on May 6, 2004, under the 1995 Stock Incentive Plan, with an exercise price equal to the fair market value of the Common Stock on the date of grant. These options vested immediately and there were no tax offset bonuses accompanying these options.
(2)	Stock options purchased by the individuals with funds deferred under the Key Employee Deferred Compensation Plan in accordance with the terms of such plan.

(3)	The potential realizable value shown in the table represents the maximum gain if held for the full term at each of the assumed annual appreciation rates. Gains, if any, are dependent upon the actual performance of the Common Stock and the timing of any sale of the Common Stock received upon exercising the options.

Total Options Exercised in 2004
and Fiscal Year-End Option Values

The following table shows information concerning the exercise of stock options during fiscal year 2004 by each of the named executive officers and the value (stock price less exercise price) of the remaining stock options held by those executive officers at fiscal year-end, using the average ($5.88) of the high and low trading price of the Corporation’s Common Stock on December 31, 2004.

			Number of Securities Underlying Unexercised Options Held at 12/31/04				Value of Unexercised In-The-Money Options at 12/31/04
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)		Unexercisable (#)		Exercisable ($)	Unexercisable ($)
Phillips S. Baker, Jr.	-0-	-0-	726,327	(1)	-0-		703,275	-0-
Michael H. Callahan	48,334	117,603	111,240	(2)	-0-		53,017	-0-
Ronald W. Clayton	40,000	107,652	47,209	(3)	5,233	(4)	2,419	3,672
Thomas F. Fudge, Jr.	101,400	575,966	130,500		-0-		63,190	-0-
Lewis E. Walde	-0-	-0-	134,500	(5)	6,000	(6)	74,710	7,470

(1)	Includes 306,327 stock options purchased by Mr. Baker under the Key Employee Deferred Compensation Plan.
(2)	Includes 76,240 stock options purchased by Mr. Callahan under the Key Employee Deferred Compensation Plan.
(3)	Includes 12,209 stock options purchased by Mr. Clayton under the Key Employee Deferred Compensation Plan.
(4)	Stock Options purchased by Mr. Clayton under the Key Employee Deferred Compensation Plan.
(5)	Includes 24,000 stock options purchased by Mr. Walde under the Key Employee Deferred Compensation Plan.
(6)	Stock Options purchased by Mr. Walde under the Key Employee Deferred Compensation Plan.

Long-Term Incentive Plans – Awards in Last Fiscal Year

			Estimated Future Payouts under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period until Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
Phillips S. Baker, Jr.	3,700	12/31/06	-0-	370,000	740,000
Michael H. Callahan	1,200	12/31/06	-0-	120,000	240,000
Ronald W. Clayton	1,200	12/31/06	-0-	120,000	240,000
Thomas F. Fudge, Jr.	1,320	12/31/06	-0-	132,000	264,000
Lewis E. Walde	1,200	12/31/06	-0-	120,000	240,000

The Board assigns performance units at the beginning of each multi-year plan period. Such units are initially assigned a nominal dollar value of $100 each. The ultimate dollar value of each unit upon payment to an officer (the “terminal dollar value”) is dependent upon the Corporation attaining certain corporate performance targets approved by the Board. Performance unit terminal dollar value can range from $0 to $200 depending upon the percentage of targets actually achieved. Plan participation eligibility requirements are established by the Compensation Committee and is restricted to those officers and senior managers who can directly affect the Corporation’s achievement of the targeted corporate performance.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004, regarding our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:
1987 and 1995 Stock Incentive Plans	2,412,668	$5.37	5,071,360
Stock Plan for Nonemployee Directors	111,884	N/A	843,946
Key Employee Deferred Compensation Plan	798,672	$5.46	5,149,728
Equity Compensation Plans Not Approved by Security Holders	–	–	–
Total	3,323,224	$5.39	11,065,034

OTHER BENEFITS

Retirement Plan

The officers of the Corporation participate in the Hecla Mining Company Qualified Retirement Plan (the “Retirement Plan”), which covers substantially all employees of the Corporation, except for certain hourly employees who are covered by separate plans. Contributions to the Retirement Plan, and the related expense or income, are based on general actuarial calculations and, accordingly, no portion of the Corporation’s contributions, and related expenses or income, is specifically attributable to the Corporation’s officers. The Corporation was not required to make a contribution for 2004. The Corporation also has an unfunded Supplemental Retirement Benefit Plan adopted in November 1985 (the “Supplemental Plan”) under which the amount of any benefits not payable under the Retirement Plan by reason of the limitations imposed by the Internal Revenue Code and/or the Employee Retirement Income Security Act, as amended (the “Acts”), and the loss, if any, due to a deferral of salary made under the Corporation’s Executive Deferral Plan and/or the Capital Accumulation Plan will be paid out of the general funds of the Corporation to any employee who may be adversely affected. Under the Acts, the current maximum annual pension benefit payable by the Retirement Plan to any employee is $165,000 subject to specified adjustments and is calculated using earnings not in excess of $205,000. Upon reaching the normal retirement age of 65, each participant is eligible to receive annual retirement benefits in monthly installments for life equal to, for each year of credited service, 1% of final average annual earnings (defined as the highest average earnings of such employee for any 36 consecutive calendar months during the final 120 calendar months of service) up to the applicable covered compensation level (which level is based on the Social Security maximum taxable wage base) and 1.75% of the difference, if any, between final average annual earnings and the applicable covered compensation level. The Retirement Plan and Supplemental Plan define earnings for purposes of the plans to be “a wage or salary for services of employees inclusive of any bonus or special pay including gain sharing programs, contract miners’ bonus pay and the equivalent.”

The following table shows estimated aggregate annual benefits under the Retirement Plan and the Supplemental Plan payable upon retirement to a participant who retires in 2004 at age 65 having the years of service and final average annual earnings as specified. The table assumes Social Security covered compensation levels as in effect on January 1, 2004.

Estimated Annual Retirement Benefits

	Years of Credited Service
Final Average Annual Earnings	5	10	15	20	25	30	35
$100,000	$ 7,014	$14,029	$ 21,043	$ 28,057	$ 35,072	$ 42,086	$ 49,100
125,000	9,202	18,404	27,606	36,807	46,009	55,211	64,413
150,000	11,389	22,779	34,168	45,557	56,947	68,336	79,725
175,000	13,577	27,154	40,731	54,307	67,884	81,461	95,038
200,000	15,764	31,529	47,293	63,057	78,822	94,586	110,350
225,000	17,952	35,904	53,856	71,807	89,759	107,711	125,663
250,000	20,139	40,279	60,418	80,557	100,697	120,836	140,975
275,000	22,327	44,654	66,981	89,307	111,634	133,961	156,288
300,000	24,514	49,029	73,543	98,057	122,572	147,086	171,600
325,000	26,702	53,404	80,106	106,807	133,509	160,211	186,913
350,000	28,889	57,779	86,668	115,557	144,447	173,336	202,225
375,000	31,077	62,154	93,231	124,307	155,384	186,461	217,538
400,000	33,264	66,529	99,793	133,057	166,322	199,586	232,850
425,000	35,452	70,904	106,356	141,807	177,259	212,711	248,163
450,000	37,639	75,279	112,918	150,557	188,197	225,836	263,475
475,000	39,827	79,654	119,481	159,307	199,134	238,961	278,788
500,000	42,014	84,029	126,043	168,057	210,072	252,086	294,100
525,000	44,202	88,404	132,606	176,807	221,009	265,211	309,413

Benefits listed in the pension table are not subject to any deduction for Social Security or other offset amounts. As of December 31, 2004, the following executive officers have completed the indicated number of full years of credited service: P. Baker, 3 years; M. Callahan, 12 years; R. Clayton, 15 years; T. Fudge, 11 years; and L. Walde, 13 years.

Employment Agreements, Termination of Employment Arrangement and Other Management Arrangements

The Corporation has employment agreements (collectively, the “Agreements”) with Messrs. Baker, Callahan, Clayton, Fudge and Walde (collectively, the “Executives”, and individually, an “Executive”).

The Agreements were recommended to the Board by the Compensation Committee and were approved by the Board on the basis of such recommendation. The Agreements, which are substantially identical except for compensation provisions, provide that each of the Executives shall serve in such executive position as the Board may direct. The Agreements become effective only upon a “Change of Control” of the Corporation (the “Effective Date”). The term of employment under the Agreements is two years from the Effective Date. The Agreements have a Change in Control period of three years, and this period is automatically renewed for an additional year in June of each year unless the Corporation gives notice of nonrenewal 60 days prior to the renewal date. Under the Agreements, a Change of Control of the Corporation is deemed to occur if a person (including a “group” under Section 13d-3 of the Exchange Act becomes the beneficial owner of 20% or more of the voting power of the Corporation or if, as the result of a tender offer, merger, proxy fight or similar transaction, the persons who were previously directors of the Corporation cease to constitute a majority of the Board. The Agreements are intended to ensure that, in the event of a Change of Control, each Executive will continue to receive payments and other benefits equivalent to those he was receiving at the time of a Change of Control for the duration of the term of the Agreement. The Agreements also provide, among other things, that should an Executive’s employment be terminated either (a) by the Executive for good reason or (b) by the Corporation (other than for cause or disability) after the Effective Date of the Agreement, he would receive from the Corporation a lump-sum defined amount generally equivalent to two times the aggregate of his then annual base salary rate and his highest annual bonus for the three years prior to the Effective Date. The Executives would also be entitled to lump-sum payments representing the difference in pension and supplemental retirement benefits to which they would be entitled on: (i) the date of actual termination, and (ii) the end of the two-year employment period under the Agreements. The Corporation would also maintain such Executive’s participation in all benefit plans and programs (or provide equivalent benefits if such continued participation was not possible under the terms of such plans and programs). An Executive whose employment has terminated would not be required to seek other employment in order to receive the defined benefits. The Agreements also provide that under certain circumstances the Corporation will make an additional gross-up payment if necessary to place the Executive in the same after-tax position as if no excise tax were imposed by the Internal Revenue Code. Pursuant to the Agreements between the Corporation and each of its named executive officers, if a Change of Control occurred and the named executive officers were each terminated as of December 31, 2004, the Executives would be entitled to the following estimated cash payments pursuant to the Agreements: Mr. Baker, $1,450,000; Mr. Callahan, $518,000; Mr. Clayton, $437,000; Mr. Fudge, $580,000 and Mr. Walde, $486,000. These dollar amounts do not include amounts which would have otherwise been payable to each Executive if the Executive had terminated employment on the day prior to a Change of Control.

AMENDMENT TO STOCK PLAN FOR NONEMPLOYEE DIRECTORS

Introduction

Common shareholders are being asked to consider and vote on a proposal to amend the Corporation’s Stock Plan for Nonemployee Directors (the “Directors Stock Plan”) to change the number of shares of Common Stock to be credited to each nonemployee director annually from the number of shares that results from dividing $10,000 by the average closing price for the Corporation’s Common Stock on the New York Stock Exchange for the prior calendar year, to the number of shares that results from dividing $24,000 by the average closing price for the Corporation’s Common Stock on the New York Stock Exchange for the prior calendar year. The amendment to the Directors Stock Plan was approved by the Board on December 13, 2004, subject to shareholder approval. The Board believes it is in the best interest of the Corporation to have a determinable value to the credited shares so that the Corporation can continue to attract and retain qualified persons to serve as directors. The Directors Stock Plan was originally adopted in March 1995 and became effective following shareholder approval on May 5, 1995.

Description of the Directors Stock Plan

The following is a summary of the principal features of the Directors Stock Plan, as amended as described above. The summary, however, does not purport to be a complete description of all the provisions of the Directors Stock Plan. Any shareholder who wishes to obtain a copy of the plan may do so by written request to the Secretary of the Corporation.

The Directors Stock Plan, as amended, provides that each nonemployee member of the Board will be credited annually on May 30 with shares of the Corporation’s Common Stock (the “Stock Retainer”) in addition to the current annual cash retainer paid to such directors. It is anticipated that following the shareholders meeting, there will be seven nonemployee directors on the Corporation’s Board. Nonemployee directors are members of the Corporation’s Board who are not full-time employees of the Corporation or any subsidiary. Under the amended plan, on May 30 in each year, each nonemployee director will be credited a number of shares of the Corporation’s Common Stock determined by dividing $24,000 by the average closing price for the Corporation’s Common Stock on the New York Stock Exchange for the prior calendar year. Prior to the amendment, nonemployee directors were credited a number of shares of the Corporation’s Common Stock determined by dividing $10,000 by the average closing price for the Corporation’s Common Stock on the New York Stock Exchange for the prior calendar year. Nonemployee directors who join the Board after

May 30 of any year will be credited with a pro rata grant of shares when they join the Board. Stock Retainer shares may not be sold until at least six months following the date they are credited.

The maximum number of shares of Common Stock which may be granted pursuant to the Directors Stock Plan is 1,000,000, subject to adjustment. In the event of any change in the Common Stock by reason of any stock dividend, split, combination of shares, exchange of shares, warrants or rights offering to purchase Common Stock at a price below its fair market value, reclassification, recapitalization, merger, consolidation or other change in capitalization, appropriate adjustment shall be made by the Plan Committee (as defined below) in the number and kind of shares subject to the plan and any other relevant provisions of the plan, whose determination shall be binding and conclusive on all persons.

Under the Directors Stock Plan, the Stock Retainers will be delivered to a director on or beginning on the earlier to occur of: (i) the death of the director; (ii) the disability of the director preventing continued service on the Board; (iii) the retirement of the director from service; (iv) a cessation of a director’s service to the Corporation for any reason other than (i) through (iii) above; (v) a Change in Control in the Corporation (as defined in the Directors Stock Plan); or (vi) at anytime upon the election of any director, provided that the amount credited to the director under the Directors Stock Plan is held at least 24 months prior to delivery. Subject to certain restrictions, directors may elect to receive the Stock Retainers on such date or in annual installments thereafter over 5, 10 or 15 years. Upon delivery, a director will receive the Stock Retainers plus dividends or other distributions with respect to the Stock Retainers, plus interest at a rate equal to the Corporation’s cost of funds on all such distributions other than stock of the Corporation.

The Corporation may contribute all Stock Retainers to a trust, to be held together with any dividends and distributions with respect thereto, until they are delivered in accordance with the terms of the Directors Stock Plan and the nonemployee directors’ elections thereunder. The assets of the trust will remain subject to the claims of the Corporation’s creditors.

The Directors Stock Plan shall be administered by a committee consisting of the Chief Executive Officer, the Treasurer, the Controller and the General Counsel of the Corporation (the “Plan Committee”), which will have full authority to construe and interpret the Directors Stock Plan, to establish, amend and rescind rules and regulations relating to the Directors Stock Plan, and to take all such actions and make all such determinations in connection with the Directors Stock Plan as the Plan Committee may deem necessary or desirable.

The Board may from time to time make such amendments to the Directors Stock Plan as it may deem proper and in the best interest of the Corporation without further approval of the Corporation’s shareholders, provided that, to the extent required to qualify transactions under the Directors Stock Plan for exemption under Rule 16b-3, no amendment to the Directors Stock Plan will be adopted without further approval of the Corporation’s shareholders in the manner prescribed in the Directors Stock Plan. In addition, the Directors Stock Plan may not be amended without shareholder approval to the extent such approval is otherwise required by law or agreement. In addition, the Board may terminate the Directors Stock Plan at any time.

Receipt of Plan Benefits

If the amendment is approved, on May 30, 2005, each of the seven nonemployee directors could receive 3,599 shares of Common Stock under the plan (calculated by dividing $24,000 by $6.6685, the average closing price for the Common Stock in 2004), which aggregates to 25,193 shares for the group of nonemployee directors. None of the executive officers named in the chart under the heading “Summary Compensation Table” is eligible to participate in the Directors Stock Plan, nor are other officers or employees.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the federal income tax rules relevant to the Stock Retainer. The laws governing the tax aspects of awards are highly technical, and such laws are subject to change.

A nonemployee director will not recognize taxable income upon the crediting of a Stock Retainer, but will recognize taxable compensation income upon the later of: (i) receipt of a Stock Retainer; and, (ii) if the nonemployee director is then subject to the six-month, short-swing profit recovery provisions of Section 16(b) of the Exchange Act, six months thereafter, unless such nonemployee director elects to be taxed upon receipt. Any such election (a “Section 83(b) election”) must be made and filed with the IRS within 30 days after grant in accordance with the regulations under Section 83(b) of the Internal Revenue Code. The amount of income will equal the fair market value of the Common Stock received, measured on the date the nonemployee director recognizes the compensation income. Dividends and other distributions that are made with respect to Stock Retainers prior to delivery will also be taxed as compensation income to the nonemployee directors when received by them, as will any interest paid thereon. The Corporation, in computing its federal income tax, will generally be entitled to compensation deductions at the same times and in the same amounts as the nonemployee directors recognize taxable compensation income.

Vote Required for Approval

Adoption of the proposed amendment to the Stock Plan for Nonemployee Directors will require the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting.

The Board of Directors recommends the shareholders vote “FOR” the amendment to the Stock Plan for Nonemployee Directors.

PROVISIONS OF THE CORPORATION’S BY-LAWS
WITH RESPECT TO SHAREHOLDER PROPOSALS AND NOMINATIONS
FOR ELECTION AS DIRECTORS

The Corporation’s By-Laws establish procedures governing the eligibility of nominees for election to the Board of the Corporation and the proposal of business to be considered by the shareholders at an Annual Meeting of Shareholders. For nominations or other business to be properly brought before an Annual Meeting of Shareholders by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders; provided, however, that in the event the date of the Annual Meeting of Shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such Annual Meeting of Shareholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of such meeting is first made. Adjournment of a meeting shall not commence a new time period for giving a shareholder’s notice as described above. Such shareholder’s notice shall set forth: (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended, and Rule 14a-11 thereunder, including such person’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, who has not otherwise complied with the rules and regulations under the Exchange Act for the inclusion of a shareholder proposal in the Corporation’s proxy materials, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and, (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner; and, (2) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in the By-Laws and, if any proposed nomination or business is not in compliance with the By-Laws, to declare that such defective proposal shall be disregarded. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

The Corporation will review shareholder proposals intended to be included in the Corporation’s proxy materials for the 2006 Annual Meeting of Shareholders which are received by the Corporation at its principal executive offices no later than December 2, 2005, subject to the By-Law provision discussed above. Such proposals must be submitted in writing and should be sent to the attention of the Corporate Secretary of the Corporation. The Corporation will comply with Rule 14a-8 of the Exchange Act with respect to any proposal that meets its requirements.

ANNUAL REPORT

The Corporation’s Annual Report to Shareholders, consisting of the Corporation’s Form 10-K for the year ended December 31, 2004, and other information, is being mailed to shareholders with this Proxy Statement. Shareholders of record may obtain a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “Form 10-K”), without cost by: (i) written request to Attn: Investor Relations; or (ii) requesting a copy through the Corporation’s website at www.hecla-mining.com under “Investor Relations” and then selecting “Information Request.” In addition, a shareholder may also view the Annual Report on the Corporation’s website. The Annual Report on Form 10-K is not part of the proxy solicitation materials for the Annual Meeting.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above. However, should other business properly be brought before the Annual Meeting, the proxies will be voted thereon at the discretion of the persons acting thereunder.

By Order of the Board of Directors

Michael B. White
Corporate Secretary

March 29, 2005

DRIVING DIRECTIONS

•	From the Spokane, Washington/Coeur d’Alene, Idaho, area via Interstate 90

•	Follow Interstate 90 East to Wallace, Idaho

•	Take Exit #61, towards Wallace

•	Turn right on S. Frontage Rd.

•	Turn left on I-90

•	Turn right on Cedar St.

•	Elk’s Temple is on the right-hand side Telephone Number: (208) 753-4255

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF THE NOMINEE FOR DIRECTOR LISTED IN ITEM 1 AND “FOR” PROPOSAL 2.

1. ELECTION OF DIRECTOR

☐	FOR THE NOMINEE LISTED BELOW	Phillips S. Baker, Jr.

☐	WITHHOLD AUTHORITY FOR THE NOMINEE LISTED BELOW
	FOR	AGAINST	ABSTAIN
2.
PROPOSAL to approve an amendment of the Corporation’s Stock Plan for Nonemployee Directors to change the number of shares of Common Stock to be delivered to each nonemployee director annually from the number of shares that results from dividing $10,000 by the average closing price for the Corporation’s Common Stock on the New York Stock Exchange for the prior calendar year, to the number of shares that results from dividing $24,000 by the average closing price for the Corporation’s Common Stock on the New York Stock Exchange for the prior calendar year.
	☐	☐	☐

3.	In their discretion on all other business that may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of the one nominee for Director and FOR the adoption of Proposal 2.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

Signature	Date:	, 2005	Signature	Date:	, 2005

Note:	The Proxy must be signed exactly as your name or names appear on this card. Executors, administrators, trustees, partners, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), who should specify the title(s) of such officer(s).

PROXY FOR COMMON SHARES

HECLA MINING COMPANY

6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408

ANNUAL MEETING OF SHAREHOLDERS
May 6, 2005

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, revoking any previous proxies, hereby appoints ARTHUR BROWN and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Corporation’s Annual Meeting of Shareholders on May 6, 2005, and any adjournments or postponements thereof, and there to vote the undersigned’s shares of Common Stock of the Corporation on the following matters as described in the Board of Directors Proxy Statement for such meeting, a copy of which has been received by the undersigned.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF DAVID J. CHRISTENSEN AND DR. ANTHONY P. TAYLOR
FOR DIRECTORS LISTED IN ITEM 1

1. ELECTION OF DIRECTORS:
This Proxy will be voted as specified. If no specification is made, this Proxy will be voted FOR the election of David J. Christensen and Dr. Anthony P. Taylor.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

☐	FOR THE NOMINEES LISTED	David J. Christensen Dr. Anthony P. Taylor
☐	WITHHOLD AUTHORITY FOR THE NOMINEES LISTED
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee name(s) below:

Signature	Date:	, 2005	Signature	Date:	, 2005

Note:
The Proxy must be signed exactly as your name or names appear on this card. Executors, administrators, trustees, partners, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer(s), who should specify the title(s) of such officer(s).

PROXY FOR SERIES B CUMULATIVE CONVERTIBLE PREFERRED SHARES

HECLA MINING COMPANY

6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408

ANNUAL MEETING OF SHAREHOLDERS
May 6, 2005

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, revoking any previous proxies, hereby appoints ARTHUR BROWN and MICHAEL B. WHITE, and each of them, proxies of the undersigned, with full power of substitution, to attend the Corporation’s Annual Meeting of Shareholders on May 6, 2005, and any adjournments or postponements thereof, and there to vote the undersigned’s shares of Series B Cumulative Convertible Preferred Stock of the Corporation on the following matters as described in the Board of Directors’ Proxy Statement for such meeting, a copy of which has been received by the undersigned.